J.P. Morgan Private Investments Inc.

Code of Ethics

1.	Adoption of the Code of Ethics

This Code of Ethics (this “Code”) has been adopted by J.P. Morgan Private Investments Inc. (“JPMPI”) in accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended (the “Act”). Rule 204A-1 requires, at a minimum, that an adviser’s code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel. JPMPI has determined that the procedures, reporting and recordkeeping requirements set forth below are reasonably necessary to prevent supervised persons (as defined below) from violating the provisions of this Code.

It is understood that the provisions set forth in this Code are consistent in many respects with those already outlined in the JPMorgan Chase & Co. (“JPMC”) Code of Conduct, which applies to all employees and directors of JPMC and its direct and indirect subsidiaries, such as JPMPI and J.P. Morgan Securities LLC (“JPMS”). Nonetheless, all JPMPI personnel still have a duty to annually affirm, either in writing or electronically that they have read and understand the JPMC Code of Conduct, and that they will comply with its provisions and with all other applicable policies and procedures of JPMC. Likewise, individuals working for JPMPI who also have a securities registration through JPMS also have an annual obligation to affirm that they have read, understand and will abide by the provisions set forth in the JPMorgan Private Bank Registered Representative Conduct and Compliance Handbook.

2.	Standards of Business Conduct

It is the duty of all “supervised persons” (as defined below) to place the interests of JPMPI clients before their own personal interests at all times and avoid any actual or potential conflict of interest. Given the access that supervised persons may have to proprietary and client information, JPMPI and its supervised persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. Supervised persons must also comply with applicable federal securities laws and report any violations of this Code promptly to JPMPI’s Compliance department (“Compliance”), which shall report any such violation promptly to JPMPI’s Chief Compliance Officer (the “CCO”).

All supervised persons are required to comply with all applicable federal and state securities laws, rules and regulations as well as the rules of the New York Stock Exchange (“NYSE”) and Financial Industry Regulatory Authority (“FINRA”). Those supervised persons who are also “access persons” (as defined below) must report, and JPMPI must review, their personal securities transactions and holdings periodically. See Section 4 (Reporting Requirements), and the JPMC Global Personal Trading Policy and Procedure (the “JPMC Personal Trading Policy”), for details regarding transaction reporting procedures. Compliance with this Code, and other applicable policies and procedures, is a condition of employment with JPMC and its subsidiaries. The rules, procedures, reporting and recordkeeping requirements contained in this Code are designed to prevent employees from violating the provisions of this

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Code. Failure by a supervised person to comply with this Code may adversely impact JPMPI and constitute a violation of federal securities laws. Compliance shall distribute to each supervised person a copy of this Code and any amendments, receipt of which shall be acknowledged in writing by the supervised person. Written acknowledgements shall be maintained by Compliance in accordance with Section 7 (Recordkeeping Requirements under this Code). The form of acknowledgment shall be determined by Compliance. At least annually, the CCO must review the adequacy of this Code and the policies and the procedures herein referenced.

3.	Definitions

(a)	“Access persons” include any supervised person who:

(i)	has access to nonpublic information regarding JPMPI’s clients’ purchase or sale of securities (including the writing of an option on a security);

(ii)	is involved in making securities recommendations to JPMPI clients;

(iii)	has access to such recommendations that are nonpublic; or

(iv)	has access to nonpublic information regarding the portfolio holdings of JPMPI’s affiliated mutual funds (as defined below).[1]

(b) “Affiliated funds” means any mutual fund for which JPMPI or an affiliate thereof acts as the investment adviser, sub-adviser or principal underwriter.2

(c) “Associated account” refers to an account in the name or for the direct or indirect benefit of a supervised person or a supervised person’s spouse, domestic partner, minor children and any other person for whom the supervised person provides significant financial support, as well as to any other account over which the supervised person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from associated accounts are any 401(k) and deferred compensation plan accounts for which the supervised person has no investment discretion.

(d) “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(e) “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

[1]	Compliance shall notify each access person of their status as such and their reporting obligations under this Code.
[2]

For example, shares in American Century funds, BancOne funds and any fund managed by J.P. Morgan Asset Management or distributed by a JPMC entity are all deemed to be “affiliated funds” and are, thus, “reportable securities.”

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(f) “Mutual fund” means any investment company registered under the Investment Company Act of 1940.

(g) “Reportable security” means a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an access person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Also included in this definition are affiliated funds, hedge funds (including funds of funds), private equity funds, real estate funds, exchange funds and exchange traded funds.

Excluded from this definition are:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds; and

•	shares of mutual funds other than affiliated funds.

(h) “Supervised persons” include

(i)	any director or officer (or other person occupying a similar status or performing similar functions) and employees of JPMPI;

(ii)	all employees of entities affiliated with JPMPI that have been authorized by JPMPI to act in an official capacity on behalf of JPMPI (sometimes referred to as “dual-hatted” employees);[3]

(iii)	certain consultants as well as any other persons who provide advice on behalf of JPMPI and are subject to JPMPI supervision and control; and

[3]

All of JPMPI’s supervised persons are also employees of JPMS. JPMS employees do not need approval from JPMC’s Office of the Corporate Secretary in order to perform functions for JPMPI. However, JPMPI shall notify JPMC’s Office of the Corporate Secretary of any changes in JPMPI’s supervised persons within a reasonable time after such change.

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(iv)	all access persons (as defined below).

4.	Reporting Requirements (for Access Persons and their Associated Accounts)

(a)	Holdings Reports.

(i) Content. Access persons are required to submit to Compliance a report, in the form designated by Compliance, of the access person’s then current securities holdings that contains, at a minimum, the following information:

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the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

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the name of any broker-dealer or bank with which the access person maintains an associated account in which any reportable securities are held for the access person’s direct or indirect benefit, as well as all pertinent associated account details (e.g., account title, account number, etc.); and

•	the date the access person submits the report.

(ii) Timing. Each access person must submit a holdings report:

•	No later than 10 days after such person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

•	At least once each 12-month period thereafter by January 30, and the information must be as of the close of business on December 31.

An access person shall be deemed to satisfy the requirement to submit a holdings report if Compliance has received such report from JPMC’s Personal Trading Group. However, to the extent that information on reportable securities holdings is not received by JPMC’s Personal Trading Group (such as with affiliated funds or other reportable securities held by a non-designated broker-dealer), it will be the access person’s responsibility to submit a report to Compliance. See Exhibit 1 for a form of Supplemental Holdings/Quarterly Transaction Report for Access Persons.

(b)	Transaction Reports.

(i) Content. Unless an exemption applies (see below), access persons are required to submit to Compliance quarterly securities transactions reports, in the form designated by Compliance, that contains, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

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the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the access person submits the report.

(ii) Timing. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

An access person shall be deemed to satisfy the requirement to submit a quarterly transaction report if Compliance has received such report from JPMC’s Personal Trading Group. However, to the extent that information on reportable securities transactions is not received by JPMC’s Personal Trading Group (such as with affiliated funds or other reportable securities held by a non-designated broker-dealer), it will be the access person’s responsibility to submit a report to Compliance. See Exhibit 1 for a form of Supplemental Holdings/Quarterly Transaction Report for Access Persons.

(c)	Exemptions from Reporting Requirements. An access person need not submit:

(i) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

(ii) a transaction report with respect to transactions effected pursuant to an automatic investment plan;

(iii) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that JPMC’s Personal Trading Group holds in its records so long as JPMC’s Personal Trading Group receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(d)	Review of Reports. All reports prepared pursuant to this Section 4 shall be reviewed by Compliance.

5.	Securities Transactions by Access Persons

(a) General Principals. While the JPMC Personal Trading Policy generally governs personal securities accounts by all supervised persons and their associated accounts, the

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following general fiduciary principles shall also apply to the personal securities activities of access persons and their associated accounts:

•	at all times place the interests of shareholders and clients of JPMPI first;

•	prevent the misuse of material nonpublic information which includes client securities holdings and transactions;

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conduct all personal securities transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the access person’s position of trust and responsibility;

•	do not take inappropriate advantage of their positions as such; and

•	orient all transactions toward investment, not short-term or speculative trading.

(b) IPOs and Private Placements. Access persons shall obtain approval from the CCO prior to directly or indirectly acquiring beneficial ownership in any security in an IPO or in a Limited Offering.

6.	Securities Transactions by Supervised Persons

Supervised persons and their associated accounts shall follow the policies and procedures set forth in the JPMC Personal Trading Policy and Procedure, which is hereby incorporated by reference into this Code, in order to engage in personal securities transactions. The following summarizes, but is qualified in its entirety by, the JPMC Personal Trading Policy:

(a) Securities Transactions Generally. While in possession of material nonpublic information about the issuer of any securities or the securities themselves, you may never buy, sell or recommend the purchase or sale of such securities for your account or the accounts of others, regardless of whether you have obtained the information through the scope of your employment or elsewhere.

(b) Preclearance. All personal securities transactions by you or in any of your associated accounts, including investments in hedge funds, private equity funds and other private companies, must be precleared with Compliance (except as specifically provided below) and the resulting trade reported to Compliance. The only exceptions to preclearance are:

•	transactions in government securities issued by Australia, Belgium, Canada, France, Germany, Hong Kong, Italy, Japan, Netherlands, Sweden, Switzerland, the United Kingdom or the United States;

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transactions in mutual funds and similar open-end investment vehicles that are managed on an entirely discretionary basis and you have no direct influence over the investment decisions of such funds or vehicles;

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•	gifts of securities to a charitable organization, provided that the securities themselves are donated and not cash resulting from a sale of the securities; and

•	transactions in fully managed accounts, if the accounts have been approved by Compliance.

(c) Brokerage transaction reporting. Each supervised person working in the United States must maintain all of his or her accounts and associated accounts with a broker designated by JPMS Compliance and must direct such broker to provide broker trade confirmations to JPMS Compliance, unless an exception has been granted by JPMS. Supervised persons located outside the United States are required to provide details of each brokerage transaction to JPMS Compliance, within the customary period for the confirmation of such trades in that market.

(d) No Day Trading. Supervised persons are required to devote their workdays to serving the interests of our clients and the firm. Accordingly, all personal transactions of employees must be oriented toward a philosophy of investment, as distinguished from short-term or speculative trading. This policy applies to all securities, derivatives, futures and commodities.

(e) Minimum holding period. In general, positions must be held for at least 60 calendar days.

(f) Short sales, options and futures. As a general rule, short sales, derivatives transactions relating to debt and equity, and purchases and sales of options will only be permitted if entered into as a bona fide hedge against an offsetting position on a one-to-one ratio in accordance with local rules and regulations. Foreign exchange and commodity futures and options are permitted only for bona fide hedging purposes, against an offsetting position, not as a speculative investment. Purchases of options on certain standardized and widely traded indices specified by JPMS Compliance will be permitted along with their closing sales. Sales of index options as an opening position are generally prohibited. Purchases and sales of warrants and single stock options with an expiration date of more than twelve months from the date of purchase as long as acquired for investment purposes are permitted.

(g) Prohibited investments. In addition to preclearance from Compliance, any supervised person who is on the public side of the JPMC Chinese Wall (Sales, Trading and Research and related staff areas) is prohibited from trading in the following securities without approval from such person’s supervising managing director:

•	securities of an issuer with which that supervised person has or recently had significant dealings or direct or indirect responsibility on behalf of JPMC;

•	securities of an issuer similar in type to those bought or sold by the supervised person’s department, whether for JPMC or its clients; and

•	securities of an issuer covered by the supervised person as a research analyst.

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Any supervised person who is on the private side of the JPMC Chinese Wall (Insider area) is not permitted to trade in any securities of an issuer with which that supervised person has or recently had significant dealings or direct or indirect responsibility on behalf of JPMC. JPMPI supervised persons are likely to be on the public side of the JPMC Chinese Wall.

Supervised persons are prohibited from purchasing initial public offerings of equity securities while they remain in syndication. Supervised persons are also prohibited from purchasing new offerings of securities when JPMC is participating in the underwriting of the offering unless client demand for the security has been filled.

8.	Recordkeeping Requirements Relating to this Code

In addition to the other books and records required to be maintained by JPMPI under Rule 204-2 of the Advisers Act, JPMPI must maintain the following records relating to this Code:

•	a copy of this Code and any other code of ethics adopted by JPMPI pursuant to Rule 204A-1 of the Advisers Act that has been in effect during the past five years;

•	a record of any violation of this Code, and any action taken as a result of that violation;

•	a record of all written acknowledgments for each person who is currently, or within the past five years was, a supervised person of JPMPI;

•	a record of each report made by an access person as required under Section 4 (Reporting Requirements);

•	a record of the names of persons who are currently, or within the past five years were, access persons;

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a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under Section 6(b) (Preclearance), for at least five years after the end of the fiscal year in which the approval is granted; and

•	any other such record as may be required under this Code or the JPMC Personal Trading Policy.

9.	Sanctions

Disciplinary actions resulting from a violation of this Code will be administered in accordance with related the policies of JPMC and its subsidiaries governing disciplinary action and escalation. All violations and disciplinary actions will be reported promptly by Compliance to the CCO. Material violations will be reported at least quarterly to JPMPI’s Board of Directors.

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Violations by supervised persons of any laws that relate to JPMPI’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.

10.	Acknowledgement

Annually, each JPMPI supervised person shall electronically acknowledge receipt of this Code and shall agree to fully comply with the policies and procedures set forth herein and therein.

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J.P. Morgan Private Investments Inc.

Supplemental Holdings/Quarterly Transaction Report for Access Persons

Check the applicable box:

☐	This is a Supplemental initial/annual (circle) holdings report, as of , 200 .

☐	This is a Supplemental quarterly transaction report for the quarter ended , 200 .

Title of Security	Ticker Symbol or CUSIP	Transaction (Buy, Sell, Hold, etc.)	Number of Shares	Share Price	Total Value	Broker-Dealer/Bank Where Held (include Account Title and Number)

Submitted by:

Submission date:

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